Exhibit 99.1

Hillenbrand Reports Fiscal Second Quarter 2022 Results
Fiscal Second Quarter 2022 Highlights:
•Revenue of $742 million increased 3% compared to prior year or 5% on a pro forma basis
•GAAP EPS of $0.74 decreased 28% primarily due to the gain on sale of ABEL in the prior year; adjusted EPS of $1.01 increased 3% primarily due to higher volume in Advanced Process Solutions
•Total backlog of $1.7 billion, up 14% compared to prior year on a pro forma basis
•$67 million of share repurchases completed during quarter and subsequently through May 5, 2022
•Completed CFO transition with the appointment of Bob VanHimbergen effective April 30, 2022
•Fiscal 2022 guidance: Reaffirming full year adj. EPS of $3.80 to $4.00; Fiscal Q3 adj. EPS of $0.83 to $0.90

BATESVILLE, Ind., May 9, 2022 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results for the fiscal 2022 second quarter, which ended March 31, 2022.

"We delivered another solid quarter of results as demand continued to be healthy for our industrial products and solutions, and Batesville performed above expectations due to the unfortunate effects of the Omicron variant,” said Kim Ryan, President and Chief Executive Officer of Hillenbrand. “Our employees remain relentlessly focused on executing through this challenging operating environment, despite escalating headwinds from supply chain disruption, inflation, and foreign currency, which have been exacerbated by a return of COVID-related shutdowns in China and the war in Ukraine. With our healthy balance sheet and strong backlog, we remain well positioned to generate long-term value for our shareholders."

Second Quarter 2022 Results
Revenue of $742 million increased 3% compared to the prior year primarily driven by increased pricing and growth in large plastics projects in the Advanced Process Solutions segment, partially offset by the divestitures of ABEL and TerraSource Global. Excluding the impact of foreign currency exchange, revenue increased 5%. On a pro forma basis, which excludes the divested ABEL and TerraSource businesses from the Advanced Process Solutions segment, revenue increased 5% year over year, or 8% excluding the impact of foreign currency exchange.

Net income of $54 million resulted in $0.74 per share, a decrease from $1.03 per share in the prior year primarily due to a gain on the sale of ABEL in the prior year that did not repeat. Adjusted net income of $74 million resulted in adjusted EPS of $1.01, an increase of $0.03, or 3%, as favorable pricing, productivity improvements, and higher volume were partially offset by inflation, a higher tax rate, increased strategic investments, and the impact of foreign currency exchange. The adjusted effective tax rate for the quarter was 30.1%, an increase of 300 basis points from the prior year due to the timing of discrete items.

Adjusted EBITDA of $137 million increased 2% year over year. On a pro forma basis, adjusted EBITDA increased 4%, while adjusted EBITDA margin of 18.5% decreased 20 basis points compared to a year ago primarily due to inflation, increased strategic investments, and the impact of lower volume in Batesville, which more than offset favorable pricing, productivity improvements, and operating leverage from higher volume in Advanced Process Solutions.

Advanced Process Solutions (APS)
Revenue of $315 million increased 4% compared to the same period in the prior year, or 9% excluding the impact of foreign currency exchange. On a pro forma basis, revenue increased 11% year over year, or 16% excluding the impact of foreign currency, primarily driven by an increase in large plastics systems, favorable pricing, and higher aftermarket parts and services revenue.

Adjusted EBITDA of $65 million increased 17% year over year. On a pro forma basis, adjusted EBITDA increased 24%, or 30% excluding the impact of foreign currency exchange, while adjusted EBITDA margin of 20.7% increased 210 basis points as favorable pricing, operating leverage from higher volume, and productivity improvements more than offset inflation and increased strategic investments.

Backlog of $1.3 billion increased 13% on a pro forma basis compared to the prior year, or 17% excluding the impact of foreign currency exchange, primarily driven by large plastics systems and aftermarket parts and service. Sequentially, backlog was down 3% compared to the quarter ended December 31, 2021.

Molding Technology Solutions (MTS)
Revenue of $251 million decreased 2% year over year, but was flat excluding the impact of foreign currency exchange, as favorable pricing and higher volume from the hot runner product line was offset by a decline in volume from the injection molding and extrusion product lines.

Adjusted EBITDA of $50 million was down 1% compared to the prior year, or flat excluding the impact of foreign currency exchange, while adjusted EBITDA margin of 20.1% increased 10 basis points as favorable pricing and productivity improvements were mostly offset by inflation.

Backlog of $418 million increased 15% year over year primarily driven by injection molding equipment. Sequentially, backlog increased 3% compared to the quarter ended December 31, 2021.

Batesville

Revenue of $176 million increased 6% year over year primarily resulting from the price surcharge implemented in January 2022 to offset the significant increase in commodity costs. Burial casket volume was lower compared to the prior year primarily due to an estimated increase in the rate at which families opted for cremation.

Adjusted EBITDA of $37 million decreased 17% compared to the prior year, while adjusted EBITDA margin of 21.1% decreased 580 basis points primarily due to inflation and the impact of lower volume, partially offset by pricing actions and productivity improvements.

Balance Sheet, Cash Flow and Capital Allocation
Hillenbrand generated cash flow from operations of $46 million in the quarter, a decrease of $147 million year-over-year, primarily due to timing of working capital. During the quarter, the Company repurchased approximately 583,000 shares for $26.6 million at an average share price of $45.62 and returned approximately $16 million to shareholders in the form of quarterly dividends. Subsequent to the quarter, the Company repurchased an additional 926,000 shares through May 5, 2022 for $40.5 million at an average share price of $43.76.

Net debt at the end of the quarter was $769 million, and the net debt to adjusted EBITDA ratio was 1.4x. Liquidity at the end of the quarter was approximately $1.3 billion, including $445 million in cash on hand and the remainder available under our revolving credit facility.

Leadership Transition
As previously announced, effective April 30, 2022, Bob VanHimbergen became Hillenbrand’s Senior Vice President and Chief Financial Officer following a transition period that began in March. Mr. VanHimbergen is responsible for leading Hillenbrand’s global finance organization, ensuring the Company’s continued strong financial and operational performance, and helping lead the evolution and execution of Hillenbrand’s long-term profitable growth strategy. Mr. VanHimbergen was most recently Vice President and Corporate Controller at Johnson Controls.

Fiscal 2022 Outlook
Hillenbrand is updating its annual guidance for fiscal year 2022 and providing adjusted EPS guidance for fiscal third quarter. Revenue and EBITDA margin guidance is on a pro forma basis, excluding the divested Red Valve, ABEL, and TerraSource businesses.

Revenue Outlook ($M)	FY 2022 Range	YOY %
Advanced Process Solutions	$1,275 – $1,315	8 – 12%
Molding Technology Solutions	$1,015 – $1,045	2 – 5%
Batesville	$605 – $615	(3) – (1)%
Total Hillenbrand	$2,895 – $2,975	4 – 6%

Adj. EBITDA Outlook	FY 2022 Range	YOY bps / %
Advanced Process Solutions	20.0 – 21.0%	50 – 150 bps
Molding Technology Solutions	20.0 – 21.0%	(30) – 70 bps
Batesville	20.0 – 21.0%	(570) – (470) bps
Total Hillenbrand ($M)	$516 – $558	(3) – 4%

Adj. EPS Outlook	FY 2022 Range	Fiscal Q3 Range
Total Hillenbrand	$3.80 – $4.00	$0.83 - $0.90

Conference Call Information
Date/Time: Tuesday, May 10, 2022, 8:00 a.m. ET
Dial-In for U.S. and Canada: 1-877-407-8012
Dial-In for International: +1-412-902-1013
Conference call ID number: 13728201
Webcast link: http://ir.hillenbrand.com under the News & Events tab (archived through Thursday, June 9, 2022)

Replay - Conference Call
Date/Time: Available until midnight ET, Tuesday, May 24, 2022
Replay ID number: 13728201
Dial-In for U.S. and Canada: 1-877-660-6853
Dial-In for International: +1-201-612-7415

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be made available on the company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” measures and exclude the following items:

•business acquisition, disposition, and integration costs;
•restructuring and restructuring related charges;
•intangible asset amortization;
•certain debt financing activities;
•gains and losses on divestitures;
•other individually immaterial one-time costs;
•the related income tax impact for all of these items; and
•certain tax items related to the divestitures of Red Valve, ABEL, and TerraSource, the revaluation of deferred tax balances resulting from fluctuations in currency exchange rates for certain foreign jurisdictions, the impact that the Milacron loss carryforward attributes have on tax provisions related to the imposition of tax on Global Intangible Low-Taxed Income (GILTI) earned by certain foreign subsidiaries, the Foreign Derived Intangible Income Deduction (FDII), and the Base Erosion and Anti-Abuse Tax (BEAT).

Refer to the Reconciliation of Non-GAAP Measures for further information on these adjustments. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to measure operating segment performance and make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by items such as the above excluded items. Hillenbrand believes this information provides a higher degree of transparency.

One important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of our strategy is to pursue acquisitions that strengthen or establish leadership positions in key markets. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor our business performance. We also use “adjusted net income” and “adjusted diluted earnings per share (EPS),” which are defined as net income and earnings per share, respectively, each excluding items described in connection with adjusted EBITDA. Adjusted EBITDA, adjusted net income, and adjusted diluted EPS are not recognized terms under GAAP and therefore do not purport to be alternatives to net income or to diluted EPS, as applicable. Further, Hillenbrand’s measures of adjusted EBITDA, adjusted net income, and adjusted diluted EPS may not be comparable to similarly titled measures of other companies.

Pro forma revenue and pro forma adjusted EBITDA are defined respectively as net revenue and adjusted EBITDA excluding net revenue and adjusted EBITDA directly attributable to Red Valve which was divested on December 31, 2020, ABEL which was divested on March 10, 2021, and TerraSource which was divested on October 22, 2021. Hillenbrand uses pro forma measures to assess performance of its reportable operating segments and the Company in total without the impact of recent acquisitions and divestitures.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

Another important operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which the Advanced Process Solutions and Molding Technology Solutions reportable operating segments compete. Backlog represents the amount of consolidated net revenue that we expect to realize on contracts awarded to the Advanced Process Solutions and Molding Technology Solutions reportable operating segments.  For purposes of calculating backlog, 100% of estimated net revenue attributable to consolidated subsidiaries is included.  Backlog includes expected net revenue from large systems and equipment, as well as aftermarket parts, components, and service. The length of time that projects remain in backlog can span from days for aftermarket parts or service to approximately 18 to 24 months for larger system sales within the Advanced Process Solutions reportable operating segment. The majority of the backlog within the Molding Technology Solutions reportable operating segment is expected to be fulfilled within the next twelve months. Backlog includes expected net revenue from the remaining portion of firm orders not yet completed, as well as net revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future net revenue associated with the Advanced Process Solutions and Molding Technology Solutions reportable operating segments will be influenced by order backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future net revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and net revenue. Net revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that backlog is an operational measure and that the Company’s methodology for calculating backlog does not meet the definition of a non-GAAP measure, as that term is defined by the SEC, a quantitative reconciliation is not required or provided. In addition, forward-looking adjusted earnings per share for fiscal 2022 excludes potential charges or gains that may be recorded during the fiscal year, including among other things, items described above in connection with other “adjusted” measures. Hillenbrand thus also does not attempt to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of Hillenbrand’s financial performance.

Hillenbrand, Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Net revenue	$742.0	$722.3	$1,470.4	$1,414.8
Cost of goods sold	498.7	476.4	989.8	924.7
Gross profit	243.3	245.9	480.6	490.1
Operating expenses	131.8	138.0	259.9	269.6
Amortization expense	13.7	14.1	27.4	27.7
(Gain) loss on divestitures	—	(34.1)	3.1	(65.7)
Interest expense	17.3	19.5	35.2	40.7
Other income, net	4.7	1.0	3.6	0.6
Income before income taxes	85.2	109.4	158.6	218.4
Income tax expense	29.4	30.4	52.7	61.7
Consolidated net income	55.8	79.0	105.9	156.7
Less: Net income attributable to noncontrolling interests	1.5	0.9	2.6	2.2
Net income attributable to Hillenbrand	$54.3	$78.1	$103.3	$154.5

Net income attributable to Hillenbrand — per share of common stock:
Basic earnings per share	$0.74	$1.04	$1.42	$2.05
Diluted earnings per share	$0.74	$1.03	$1.40	$2.04
Weighted average shares outstanding (basic)	73.1	75.5	72.9	75.4
Weighted average shares outstanding (diluted)	73.7	76.2	73.5	75.8

Cash dividends per share	$0.2175	$0.2150	$0.4350	$0.4300

Condensed Consolidated Statements of Cash Flows
(in millions)

	Six Months Ended March 31,
	2022	2021
Net cash provided by operating activities	$90.7	$259.0
Net cash (used in) provided by investing activities	(22.9)	154.1
Net cash used in financing activities	(70.5)	(370.1)
Effect of exchange rate changes on cash and cash equivalents	(2.2)	(7.5)
Net cash flows	(4.9)	35.5

Cash, cash equivalents, and restricted cash:
At beginning of period	450.9	311.8
At end of period	$446.0	$347.3

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Net income attributable to Hillenbrand	$54.3	$78.1	$103.3	$154.5
Business acquisition, disposition, and integration costs (1)	3.9	10.0	11.5	19.7
Restructuring and restructuring-related charges (2)	2.6	2.2	3.3	3.7
Intangible asset amortization (3)	13.7	14.1	27.4	27.7
(Gain) loss on divestitures (4)	—	(34.1)	3.1	(65.7)
Debt financing activities (5)	—	1.4	—	2.0
Other (6)	3.1	0.3	3.1	0.4
Tax adjustments (7)	2.6	9.1	2.4	16.8
Tax effect of adjustments (8)	(5.8)	(6.6)	(10.6)	(12.3)
Adjusted net income attributable to Hillenbrand	$74.4	$74.5	$143.5	$146.8

Diluted EPS	$0.74	$1.03	$1.40	$2.04
Business acquisition, disposition, and integration costs (1)	0.06	0.13	0.16	0.26
Restructuring and restructuring-related charges (2)	0.03	0.03	0.04	0.05
Intangible asset amortization (3)	0.18	0.19	0.37	0.37
(Gain) loss on divestitures (4)	—	(0.45)	0.04	(0.87)
Debt financing activities (5)	—	0.02	—	0.03
Other (6)	0.04	—	0.04	—
Tax adjustments (7)	0.04	0.12	0.04	0.22
Tax effect of adjustments (8)	(0.08)	(0.09)	(0.14)	(0.16)
Adjusted Diluted EPS	$1.01	$0.98	$1.95	$1.94

(1)Business acquisition, disposition, and integration costs during the three and six months ended March 31, 2022 primarily included professional fees and employee-related costs attributable to the integration of Milacron Holdings Corp. (“Milacron”) and divestiture of TerraSource. Business acquisition, disposition, and integration costs during the three and six months ended March 31, 2021 primarily included professional fees and employee-related costs attributable to the integration of Milacron and divestitures of Red Valve and ABEL.
(2)Restructuring and restructuring-related charges primarily included severance costs, unrelated to the acquisition and integration of Milacron, during the three and six months ended March 31, 2022 and 2021.
(3)Intangible assets relate to our acquisition activities and are amortized over their useful lives. The amortization of acquired intangible assets is reported separately in our Consolidated Statements of Operations as amortization expense. The amortization of acquired intangible assets does not impact the core performance of our business operations since this amortization does not directly relate to the sale of our products or services.
(4)The current year amount represents the loss on divestiture of TerraSource during the six months ended March 31, 2022. The prior year amounts represent the gain on divestiture of ABEL during the three and six months ended March 31, 2021 and gain on the divestiture of Red Valve during the six months ended March 31, 2021.
(5)Debt financing activities during the three and six months ended March 31, 2021 primarily included the accelerated amortization of deferred financing costs related to the $225.0 term loan and the $500.0 term loan which were repaid during the three and six months ended March 31, 2021, along with certain other financing costs.
(6)Includes other individually immaterial one-time costs, including reserves against certain receivables during the three and six months ended March 31, 2022.
(7)For three and six months ended March 31, 2022 and 2021, this primarily represents the net impact from certain tax items related to the acquisition of Milacron and divestitures of Red Valve, ABEL, and TerraSource.
(8)Represents the tax effect of the adjustments previously identified above.

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Adjusted EBITDA:
Advanced Process Solutions	$65.4	$55.7	$120.0	$104.2
Molding Technology Solutions	50.4	50.8	102.2	99.2
Batesville	37.2	44.6	77.7	96.9
Corporate	(15.7)	(16.8)	(32.9)	(28.0)
Less:
Interest income	(1.8)	(1.0)	(2.7)	(1.6)
Interest expense	17.3	19.5	35.2	40.7
Income tax expense	29.4	30.4	52.7	61.7
Depreciation and amortization	27.0	28.3	54.9	57.6
Business acquisition, disposition, and integration costs	3.9	9.7	11.5	18.8
Restructuring and restructuring-related charges	2.6	2.2	3.3	3.7
(Gain) loss on divestitures	—	(34.1)	3.1	(65.7)
Other	3.1	0.3	3.1	0.4
Consolidated net income	$55.8	$79.0	$105.9	$156.7

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Consolidated net income	$55.8	$79.0	$105.9	$156.7
Interest income	(1.8)	(1.0)	(2.7)	(1.6)
Interest expense	17.3	19.5	35.2	40.7
Income tax expense	29.4	30.4	52.7	61.7
Depreciation and amortization	27.0	28.3	54.9	57.6
EBITDA	127.7	156.2	246.0	315.1
Business acquisition, disposition, and integration costs	3.9	9.7	11.5	18.8
Restructuring and restructuring related charges	2.6	2.2	3.3	3.7
(Gain) loss on divestitures	—	(34.1)	3.1	(65.7)
Other	3.1	0.3	3.1	0.4
Adjusted EBITDA	137.3	134.3	267.0	272.3
Pro forma adjustments (see below)	—	(2.9)	—	(5.1)
Pro forma adjusted EBITDA	$137.3	$131.4	$267.0	$267.2

Pro forma adjustments:
Less: ABEL adjusted EBITDA (1)	$—	$(1.2)	$—	$(3.3)
Less: Red Valve adjusted EBITDA (2)	—	—	—	(1.4)
Less: TerraSource Global adjusted EBITDA (3)	—	(1.7)	—	(0.4)
Pro forma adjustments to adjusted EBITDA	$—	$(2.9)	$—	$(5.1)

Pro forma adjusted EBITDA by segment:
Advanced Process Solutions	$65.4	$52.8	$120.0	$99.1
Molding Technology Solutions	50.4	50.8	102.2	99.2
Batesville	37.2	44.6	77.7	96.9
Corporate	(15.7)	(16.8)	(32.9)	(28.0)
	$137.3	$131.4	$267.0	$267.2

(1)The ABEL business, which was included within the Advanced Process Solutions reportable operating segment, was divested on March 10, 2021.
(2)The Red Valve business, which was included within the Advanced Process Solutions reportable operating segment, was divested on December 31, 2020.
(3)The TerraSource Global business, which was included within the Advanced Process Solutions reportable operating segment, was divested on October 22, 2021.

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Advanced Process Solutions net revenue	$314.6	$301.3	$631.7	$592.1
Less: ABEL net revenue (1)	—	(6.7)	—	(15.5)
Less: Red Valve net revenue (2)	—	—	—	(8.0)
Less: TerraSource Global net revenue (3)	—	(12.1)	(2.4)	(22.0)
Advanced Process Solutions pro forma net revenue	314.6	282.5	629.3	546.6
Molding Technology Solutions net revenue	251.1	255.0	499.9	491.9
Batesville net revenue	176.3	166.0	338.8	330.8
Consolidated pro forma net revenue	$742.0	$703.5	$1,468.0	$1,369.3

(1)The ABEL business, which was included within the Advanced Process Solutions reportable operating segment, was divested on March 10, 2021.
(2)The Red Valve business, which was included within the Advanced Process Solutions reportable operating segment, was divested on December 31, 2020.
(3)The TerraSource Global business, which was included within the Advanced Process Solutions reportable operating segment, was divested on October 22, 2021.

	March 31,	March 31,
	2022	2021
Advanced Process Solutions backlog	$1,283.0	$1,158.5
Less: TerraSource Global backlog (1)	—	(26.6)
Advanced Process Solutions pro forma backlog	1,283.0	1,131.9
Molding Technology Solutions backlog	417.5	362.1
Consolidated pro forma backlog	$1,700.5	$1,494.0

(1)The TerraSource Global business, which was included within the Advanced Process Solutions reportable operating segment, was divested on October 22, 2021.

Forward-Looking Statements

Throughout this earnings release, we make a number of “forward-looking statements” that are within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbor provided under these sections. As the words imply, these are statements about future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases, ability to meet deleveraging goals, and other measures of financial performance or potential future plans or events, strategies, objectives, beliefs, prospects, assumptions, expectations, and projected costs or savings or transactions of the Company that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s (the “Company”) expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would	project
become	pursue	estimate	will	forecast	continue	could	anticipate
target	encourage	promise	improve	progress	potential	should	impact
This is not an exhaustive list, but is intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance or events, and actual results or events could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: risks related to the Russian Federation’s invasion of Ukraine (referred to herein as the “Ukraine War”) and resulting geopolitical instability and uncertainty, which could have a negative impact on our ability to sell to, ship products to, collect payments from, and support customers in certain regions, in addition to the potential effect of supply chain disruptions that could adversely affect profitability; the impact of contagious diseases such as the COVID-19 pandemic and the escalation thereof due to variant strains of the virus and the societal, governmental, and individual responses thereto, including supply chain disruption, loss of contracts and/or customers, erosion of some customers' credit quality, downgrades of the Company's credit quality, closure or temporary interruption of the Company's or suppliers' manufacturing facilities, travel, shipping and logistical disruptions, domestic and international general economic conditions, such as inflation, exchange rates and interest rates; loss of human capital or personnel, and general economic calamities; increased costs, poor quality, or unavailability of raw materials or certain outsourced services and supply chain disruptions; increasing competition for highly skilled and talented workers as well as labor shortages; the risk of business disruptions associated with information technology, cyber-attacks, or catastrophic losses affecting infrastructure; risks that the integration of Milacron disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of the acquisition of Milacron or any other acquisition or disposition, including potential synergies and cost savings or the failure of the Company or any acquired company to achieve its plans and objectives generally; impairment charges to goodwill and other identifiable intangible assets; competition in the industries in which we operate, including on price or from nontraditional sources in the death care industry; impacts of decreases in demand or changes in technological advances, laws, or regulation on the revenues that we derive from the plastics industry; our reliance upon employees, agents, and business partners to comply with laws in many countries and jurisdictions; the impact of incurring significant amounts of indebtedness and any inability of the Company to respond to changes in its business or make future desirable acquisitions; the ability of the Company to comply with financial or other covenants in its debt agreements; global market and economic conditions, including those related to the financial markets; our level of international sales and operations; cyclical demand for industrial capital goods; continued fluctuations in mortality rates and increased cremations; the dependence of our business units on relationships with several large customers and providers; competition faced by our Batesville business from non-traditional sources; the impact to the Company's effective tax rate of changes in the mix of earnings or tax laws and certain other tax-related matters; involvement in claims, lawsuits and governmental proceedings related to operations; uncertainty in the United States political and regulatory environment or global trade policy; adverse foreign currency fluctuations; labor disruptions; and the effect of certain provisions of the Company's governing documents and Indiana law that could decrease the trading price of the Company's common stock. Shareholders, potential investors, and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2021, filed with the Securities and Exchange Commission ("SEC") on November 17, 2021, and in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 9, 2022. The forward-looking information in this release speaks only as of the date hereof, and we assume no obligation to update or revise any forward-looking information.

About Hillenbrand
Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with businesses that serve a wide variety of industries around the world. We pursue profitable growth and robust cash generation to drive increased value for our shareholders. Hillenbrand’s portfolio includes industrial businesses such as Coperion, Milacron Injection Molding & Extrusion, and Mold-Masters, in addition to Batesville, a recognized leader in the death care industry in North America. Hillenbrand is publicly traded on the NYSE under “HI.”

Investor Relations for Hillenbrand
Sam Mynsberge, Sr. Director, Investor Relations
Phone: 812-931-5036
Email: investors@hillenbrand.com

Corporate Communications for Hillenbrand
Paul Whitmore, Manager, Corporate Communications
Phone: 812-931-5412
Email: paul.whitmore@hillenbrand.com